WNC HOUSING TAX CREDIT FUND VI, L.P.,
                                    SERIES 8
                       [GRAPHIC CONSISTING OF A LINE WITH
                 A DIAMOND-SHAPED SYMBOL IN ITS CENTER OMITTED]
                        Supplement Dated August 10, 2001
                      To Prospectus Dated September 3, 1999

This supplement is part of, and should be read in conjunction with, the prospectus of WNC Housing Tax Credit Fund VI, L.P., Series 8 dated September 3, 1999 and the supplements to prospectus dated November 7, 2000 and June 4, 2001.

TABLE OF CONTENTS
                                                                            Page
Status of Series 8 Offering....................................................1
Local Limited Partnership Investments..........................................1

STATUS OF SERIES 8 OFFERING

As of the date hereof, Series 8 has received subscriptions in the amount of $7,250,970 (7,251 Units). Of the total, $199,990 currently is represented by investor promissory notes.

LOCAL LIMITED PARTNERSHIP INVESTMENTS

Series 8 has identified for acquisition interests in:

o  Atkins Terrace Limited Partnership, an Arkansas limited partnership;
o  Broadway Terrace Limited Partnership, an Arkansas limited partnership; and
o  Timber Ridge Manor, Ltd., an Arkansas limited partnership.

         These entities are referred to herein as local limited partnerships.

o  Atkins owns the Ken-Del Park Apartments located in Atkins, Arkansas;
o  Broadway owns the Broadway Apartments located in Glenwood, Arkansas; and
o  Timber owns the Timber Ridge Manor Apartments located in Dierks, Arkansas.

WNC & Associates, Inc. believes that Series 8 is reasonably likely to acquire or retain an interest in the local limited partnerships identified herein. However, Series 8 may not do so as a result of one or more factors. For example, a local limited partnership identified herein may fail to satisfy one or more conditions precedent to the investment of Series 8. Series 8 may fail to raise additional capital necessary to complete the purchase of the local limited partnerships. Moreover, the terms of an acquisition may differ from those as described. Accordingly, investors should not rely on the ability of Series 8 to acquire or retain an investment in the local limited partnerships identified herein on the indicated terms in deciding whether to invest in Series 8.

In this regard, investors should note that Series 8 will not acquire Lawndale Apartments Limited Partnership. Lawndale is a local limited partnership described in the supplement dated June 4, 2001.

The following tables contain information concerning the local limited partnerships identified herein and their respective properties:

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
                                         ESTIMATED    ESTIMATED                              PERMANENT
              PROJECT                    CONSTRUC-    DEVELOPMENT                            MORTGAGE     ANTICIPATED
LOCAL         NAME AND                   TION         COST         NUMBER OF     BASIC       LOAN         AGGREGATE
LIMITED       NUMBER        LOCATION     COMPLETION   (INCLUDING   APARTMENT     MONTHLY     PRINCIPAL    TAX CREDITS
PARTNERSHIP   OF BUILDINGS  OF PROPERTY  DATE         LAND COST)   UNITS         RENTS       AMOUNT       (1)
------------- ------------- ------------ ------------ ------------ ------------- ----------- ------------ ------------
ATKINS        Ken-Del Park  Atkins       March 2002  $1,028,400     8 1BR Units   $275        $459,207     $365,040
              Apartments    (Pope                                   12 2BR Units  $375        RD (3)
                            County),                                4 3BR Units   $415
              8 Buildings   Arkansas                                                          $300,000
              (2)                                                                             ADFA (4)
------------- ------------- ------------ ------------ ------------ ------------- ----------- ------------ ------------
BROADWAY       Broadway      Glenwood     March 2002  $800,000      8 1BR Units   $350        $223,531     $2,818,920
               Apartments    (Pike                                  7 2BR Units   $370        RD (5)
                             County),
               2 Buildings   Arkansas                                                         $250,000
               (2)                                                                            ADFA (6)
------------- ------------- ------------ ------------ ------------ ------------- ----------- ------------ ------------
TIMBER        Timber Ridge  Dierks       March 2002  $1,031,100    16 2BR Units  $356-$478    $565,772     $3,993,100
              Manor         (Howard                                                           RD (7)
              Apartments    County),
                            Arkansas                                                          $141,443
              4 Buildings                                                                     HOME (8)
------------- ------------- ------------ ------------ ------------ ------------- ----------- ------------ ------------

1. Low income housing tax credits are available over a 10-year period. In the first credit year, Series 8 will receive only that percentage of the annual credit which corresponds to the number of months during which Series 8 was a limited partner of the local limited partnership, and during which the apartment complex was completed and in service. See the discussion under "The Low Income Housing Tax Credit - Utilization of the Low Income Housing Tax Credit" in the prospectus.

2.   This is a rehabilitation property.

3. The U.S. Department of Agriculture, Rural Development will provide the mortgage loan for a term of 40 years at a market rate of interest prior to reduction of the interest rate by a mortgage interest subsidy to an annual rate of 1%. Principal and interest will be payable monthly based on a 40-year amortization schedule. Outstanding principal and interest will be due on maturity of the loan.

4. Arkansas Development Finance Authority will provide the second mortgage loan for a term of 20 years at an annual interest rate of 3%. Principal and interest will be payable monthly based on a 20-year amortization schedule.

5. The U.S. Department of Agriculture, Rural Development will provide the mortgage loan for a term of 30 years at a market rate of interest prior to reduction of the interest rate by a mortgage interest subsidy to an annual rate of 1%. Principal and interest will be payable monthly based on a 40-year amortization schedule. Outstanding principal and interest will be due on maturity of the loan.

6. Arkansas Development Finance Authority (HOME Funds) will provide the second mortgage loan for a term of 30 years at an annual interest rate of 3%. Principal and interest will be payable monthly based on a 40-year amortization schedule. Outstanding principal and interest will be due on maturity of the loan.

7. The U.S. Department of Agriculture, Rural Development will provide the mortgage loan for a term of 30 years at a market rate of interest prior to reduction of the interest rate by a mortgage interest subsidy to an annual rate of 1%. Principal and interest will be payable monthly based on a 30-year amortization schedule.

8. HOME Funds will used for the second mortgage loan for a term of 30 years at an annual interest rate of 1%. Principal and interest will be payable monthly based on a 30-year amortization schedule.

Atkins, Arkansas is in Pope County, Arkansas on Interstate Highway 40, approximately 50 miles northwest of Little Rock. The population of Atkins is approximately 5,000. The major employers for Atkins residents are Green Bay Packaging, Lawson Madron and Entergy.

Glenwood, Arkansas is in Pike County, Arkansas at the intersection of U.S. Highway 70 and State Highway 8, approximately 60 miles southwest of Little Rock. The population of Glenwood is approximately 5,000. The major employers for Glenwood residents are Beau Lumber Co. and Aalfs (maker of Arizona Jeans).

Dierks, Arkansas is in Howard County, Arkansas and is located at the intersection of U.S. Highways 278 and 70, approximately 80 miles southwest of Little Rock. The population of Dierks is approximately 4,500. The major employers for Dierks residents are Weyhauser Lumber Co., Patlach Timber and Tyson.

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
                                          LOCAL                          SHARING RATIOS:
LOCAL           LOCAL                     GENERAL        SHARING         ALLOCATIONS (4) AND
LIMITED         GENERAL      PROPERTY     PARTNER        RATIOS:         SALE OR REFINANCING  SERIES 8's CAPITAL
PARTNERSHIP     PARTNER(S)   MANAGER (1)  FEES (2)       CASH FLOW (3)   PROCEEDS (5)         CONTRIBUTION (6)
--------------- ------------ ------------ -------------- --------------- -------------------- -------------------
ATKINS          River Valley  Tri-State    $114,823       Series 8:        99.98/.01/.01       $266,449
                Planning &    Management                  Greater          30/70
                Development   Corp.                       of $500 or 15%
                Corp.         (8)                         LGP: 70% of the
                (7)                                       Balance
                                                          The balance:
                                                          30/70
--------------- ------------ ------------ -------------- --------------- -------------------- -------------------
BROADWAY         Glenwood     Tri-State    $119,056       Series 8:        99.98/.01/.01       $205,762
                 Planning     Management                  Greater          30/70
                 & Develop-   Corp.                       of $300 or 15%
                 ment Corp.   (8)                         LGP: 70% of the
                 (9)                                      Balance
                                                          The balance:
                                      30/70
--------------- ------------ ------------ -------------- --------------- -------------------- -------------------
TIMBER           Travis R.    Bonn Real    $132,689       Series 8: $750  99.98/.01/.01        $275,524
                 Berry (10)   Estate                      plus annual     30/70
                              & Property                  increase
                 Sam          Management                  based on CPI
                 Blackman     (12)                        LGP: 70% of
                 (11)                                     the Balance
                                                          The balance:
                                                          20/80
--------------- ------------ ------------ -------------- --------------- -------------------- -------------------

1. The local limited partnership will employ either its local general partner(s) or an affiliate of its local general partner(s), or a third party, as a property manager for leasing and management of the apartment complex. The fee payable generally is determined pursuant to market conditions.

2. Each local limited partnership will pay its local general partner(s) or an affiliate of its local general partner(s) fees for various services, including organization, development, land acquisition, syndication, incentive management and the like.

3. Reflects the amount of the net cash flow from operations, if any, to be distributed to Series 8 and the local general partner(s) of the local limited partnership for each year of operations. Net cash flow generally is equal to the excess of revenues over expenses, including the property manager's fee.

4. Subject to certain special allocations, reflects the respective percentage interests in profits, losses and low income housing tax credits of
     (i) Series 8, (ii) WNC Housing, L.P., an affiliate of WNC & Associates, Inc. which is the special limited partner, and (iii) the local general partner(s).

5. Reflects the percentage interests in any net cash proceeds from sale or refinancing of the apartment complex of (i) Series 8, and (ii) the local general partner(s). Net cash proceeds from sale or refinancing of the apartment complex is equal to the sale proceeds less payment of the mortgage loan and other local limited partnership obligations.

6. Series 8 will make its capital contributions in stages, with each contribution due when certain conditions regarding construction or operations of the apartment complex have been fulfilled. See "Investment Policies" and "Terms of the Local Limited Partnership Agreements" under "Investment Objectives and Policies" in the prospectus.

7. River Valley Planning & Development Corp. was formed in 1997. Charles C. Turnage is a principal of the corporation and will be providing construction completion, operating deficit, and tax credit guarantees. Mr. Turnage has more than 23 years of real estate experience, and has developed four low income housing tax credit properties since 1995.

                                       3

     Mr. Turnage is also the vice president and shareholder of Tri-State Management Corp. which will be the management company for the property. Mr. Turnage, age 45, has represented to Series 8 that he had a net worth in excess of $1,500,000 as of April 17, 2001.

8. Tri-State Management Corp. was formed in 1985 and currently manages 941 apartment units, 542 of which are receiving tax credits, in 34 locations throughout Arkansas, Louisiana and Mississippi.

9. Glenwood Planning & Development Corp. was formed in 2000. Lee A. Black is a principal of the corporation and will be providing construction completion, operating deficit, and tax credit guarantees. Ms. Black is the owner and developer of four tax credit properties and manages more than 20 tax credit properties. Ms. Black, age 44, has represented to Series 8 that she had a net worth in excess of $1,000,000 as of April 17, 2001.

10. Travis R. Berry has been involved with affordable housing for 15 years. He is the executive director of Arkadelphia Housing Group, a non-profit corporation with CHOO status pursuant to the HOME regulations administered through Arkansas Development Finance Authority. Billy Bunn, who has developed 12 tax credit properties in Arkansas, will be providing construction completion, operating deficit, and tax credit guarantees. Mr. Bunn, age 49, has represented to Series 8 that he had a net worth in excess of $4,500,000 as of June 2, 2001.

11. Sam Blackman owns only five percent of the local general partners' interest. No information concerning Mr. Blackman is currently available.

12. Bonn Real Estate & Property Management has been in operation for six years and specializes in low income housing. The company manages 11 tax credit properties consisting of 220 units, and nine conventional properties consisting of 62 units.




















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